SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) January 27, 2009

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities

Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange

Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4c))

Form 8-K

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

AMERISERV FINANCIAL Inc. (the "Registrant") announced today that Allan R. Dennison will step down as President and CEO at the completion of a search for a successor.  Dennison will remain on the Company’s Board of Directors.  For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits

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Exhibit 99.1

Press release dated January 27, 2009, announcing today that Allan R. Dennison will step down as President and CEO at the completion of a search for a successor.  Dennison will remain on the Company’s Board of Directors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: January 27, 2009

Exhibit 99.1

AmeriServ, Inc. President And CEO Scheduled To Retire

JOHNSTOWN, Pa., January 27 – AmeriServ Financial Inc. (NASDAQ: ASRV) announced today that Allan R. Dennison will step down as President and CEO at the completion of a search for a successor. Dennison will remain on the company’s Board of Directors.

Dennison notified the Board of his wish to retire. He has committed to remain as President and CEO until the Board retains a successor and there has been a successful transition of responsibilities. AmeriServ has retained a professional executive search firm to identify Dennison’s successor.

“Allan’s passion for AmeriServ and our communities helped change this company for the better,” said AmeriServ Financial, Inc. Chairman of the Board Craig G. Ford. “With steadfast leadership, Allan has managed the reinvention of AmeriServ since his arrival in February of 2004.”

AmeriServ recently reported a full year 2008 increase in Net Income of 81% compared to the previous year. The company also reported significant 2008 Net Loan Growth and Net Interest Margin growth despite a troubled economy and turmoil in other sectors of the nation’s banking industry.

Prior to joining AmeriServ in 2004 Dennison served as President and CEO of Swineford National Bank headquartered in Hummels Wharf, PA. He has been in banking since 1968.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank, AmeriServ Trust & Financial Services Company, West Chester Capital Advisors, and AmeriServ Life Insurance Company.